Exhibit 99.1

Global Clean Energy Holdings, Inc., Acquires European

Camelina Leader, Camelina Company España S.L.

 Acquisition broadens camelina operations

across North America, Europe and South America

TORRANCE, California, Jan. 3, 2022 – Global Clean Energy Holdings, Inc., (OTCQX: GCEH), a vertically integrated renewable fuels company, today announced that it has acquired Camelina Company España S.L. (CCE), Europe’s largest camelina crop innovator and seed producer headquartered in Madrid, Spain.

CCE has received international acclaim for more than 10 years by developing world class intellectual property (IP) in camelina to support a sustainable biofuels value chain. CCE’s IP includes superior genetics, breeding capabilities, high quality planting seed, advanced agronomic research, and knowledge to support the cultivation of camelina by contract farmers. CCE, together with Sustainable Oils, Inc. (SusOils), also a wholly owned subsidiary of GCE, will further enhance the company's portfolio of patented camelina genetics. CCE and SusOils have been collaborating for some time to expand and harmonize their collective research and development activities. The combined capabilities will accelerate the development of proprietary germplasm and varieties of camelina that will provide third-party contract camelina growers in North America, Western Europe and South America with additional revenue opportunities by sustainably increasing their fallow crop rotation options.

“The addition of CCE to our family of companies and its synergy with SusOils further advances our goal of increasing the commercial value of camelina through improved agronomics and plant genetics. Together, CCE and SusOils will build on our combined decades of camelina research and development activities that are focused on improving yield, reducing growing time, modifying plant oil chemistry to enhance biorefinery efficiency, and improving livestock feed qualities of camelina meal,” said Richard Palmer, GCE’s President & CEO “This acquisition demonstrates our ongoing commitment to investing both domestically and internationally in the science, infrastructure and farmer education necessary to deliver high-quality camelina feedstocks to satisfy the growing worldwide demand for renewable diesel and sustainable aviation fuels while not displacing food crops or impacting food security. This acquisition provides an established launching pad for our rapid expansion into Europe and South America.”

Established in 2010, CCE is Europe’s largest camelina crop innovator and seed producer. In 2013, it was the first global company to receive a sustainability certification from the Roundtable on Sustainable Biomaterials (RSB), a global sustainability standard and certification system for biofuels and biomaterials production. The company has extensive expertise in camelina production along the complete value chain, having supplied sustainable and certified camelina oil for aviation biofuel production, as well as camelina meal, a high-quality plant based protein source for the livestock feed industry. The company maintains an ongoing plant breeding program with more than 600 camelina germplasm lines and owns nine proprietary camelina varieties, which enables the sustainable introduction of camelina in different crop rotations without displacing any primary crops.

“We are excited by the significant synergies that exist between CCE, GCE and SusOils,” said Yuri Herreras Yambanis, Director, CCE. “Combining the knowledge and expertise of our organizations provides us the opportunity to further advance camelina research and production in ways that deliver profitable and sustainable advantages for both regenerative agriculture and the renewable fuels industry.”

Camelina is an essential part of the feedstock plan for GCE’s integrated farm-to-fuels strategy. In early 2022, GCE will open a newly renovated renewable diesel biorefinery in Bakersfield, California, and supply ExxonMobil up to 220 million gallons annually of renewable diesel under a pair of long-term purchase agreements.

About Global Clean Energy Holdings, Inc.

Global Clean Energy Holdings, Inc. (“GCE” or “GCEH”) is a vertically integrated renewable fuels company specializing in nonfood-based feedstocks used for the production of advanced biofuels and biomaterials. With a footprint that stretches from the laboratory to the farm gate through to biorefinery production, GCE’s farm-to-fuels value chain integration provides unrivaled access to reliable, ultra-low carbon feedstocks. When online, the Bakersfield Biorefinery will be the only facility of its type, processing both traditional feedstocks as well as domestically produced camelina oil into sustainable, ultra-low carbon fuels in California. To learn more, visit gceholdings.com.

About Camelina Company España S.L.

Camelina Company España S.L. (CCE) has developed a sustainable camelina value chain: from breeding and planting seed production to agronomic expansion and camelina processing for advanced biofuel production. CCE introduces camelina into existing crop rotations without any food displacement - as a catch crop or replacement of traditional fallow periods - employing its proprietary camelina varieties and prediction models to optimize its elite varieties in different cropping systems, primarily in Europe and South America. CCE was established in 2010 and is headquartered in Madrid, Spain. To learn more, visit camelinacompany.es.

About Sustainable Oils, Inc.

Sustainable Oils, Inc. (SusOils), GCEH’s wholly owned plant science subsidiary, owns an industry-leading portfolio of intellectual property, including patents and production know-how, to produce its proprietary varieties of camelina, a nonfood based ultra-low carbon biofuels feedstock. SusOils’ corporate headquarters are located in Great Falls, Montana. To learn more, visit susoils.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” of Global Clean Energy Holdings, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements are forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Contacts:

Global Clean Energy Holdings, Inc.

Natalie Findlay

contact@gceholdings.com

(424) 318-3518

Sustainable Oils, Inc.

Fran Castle

contact@susoils.com

(919) 348-8013